Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES ANNOUNCES FIRST QUARTER
15% SALES GROWTH AND 12% OPERATING INCOME GROWTH

Earnings Call will take place on April 29, 2004 at 4:00 pm Eastern

San Francisco, CA, April 27, 2004 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, announced today financial results for the three months ended March 31, 2004.

For the first quarter of 2004 the Company’s revenue rose 15% to $4,229,000 from $3,669,000 in the same period last year. Operating income rose 12% to $817,000 from $727,000 the prior year. For first quarter 2004, net income amounted to $370,000 or $0.07 per share (diluted) compared to net income of $336,000 or $0.07 per share (diluted) for the year earlier quarter.

Treatments for the first quarter increased 15% compared to the same period in 2003. First quarter treatments from Gamma Knife units in operation for more than one year decreased 4% compared to the same period in the prior year. Excluding two Gamma Knife units, first quarter treatments increased 5% from Gamma Knife units in operation for more than one year. The comparative results for the two excluded centers were impacted by the unexpected death in May 2003 and sabbatical during the majority of first quarter 2004 of the centers’ primary treating neurosurgeons.

Commenting on American Shared Hospital Services’ recent results, Craig K. Tagawa, Chief Operating and Financial Officer, said, “Double digit first quarter treatment and operating income growth, which were new quarterly highs, were driven by strong performances from centers opened during 2003 and, exclusive of two centers, same Gamma Knife center treatment growth. Our focus on market penetration and cost control has resulted in 13 consecutive quarters of increased operating income compared to the same quarter prior year.”

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “The precise, non-invasive treatment of brain tumors by the Gamma Knife revolutionized the treatment of brain tumors. With the emergence of image guided radiation therapy, we are seeing the evolution of radiation therapy for the body. Real-time image guided radiation therapy improves targeting precision by reducing inaccuracies caused by organ motion and set-up errors. In combination with Intensity Modulated Radiation Therapy (“IMRT”), image guidance should dramatically improve the delivery of radiation therapy to the body. Clinical demand for these devices, coupled with a high acquisition cost has generated strong interest in our Gamma Knife and IMRT services.”

Earnings Conference Call

American Shared has scheduled its conference call for April 29, 2004 at 4:00 pm Eastern time (1:00 pm Pacific time). During the call, Company management will discuss the financial results announced today.

To participate, please call 877/261-8990 at least 10 minutes prior to the start of the call. A live on-demand webcast of the call will be provided by CCBN and posted at www.ashs.com and www.companyboardroom.com.

A replay of the call will be available for 30 days by calling 888/843-8996 and enter pass code 8911192. The replay will also be available at www.ashs.com and www.companyboardroom.com.

American Shared Hospital Services (www.ashs.com)
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 12, 2003.

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)
Summary of Operations Data

	3 months ended March 31
	2004	2003
Revenue	$4,229,000	$3,669,000
Costs of operations	2,034,000	1,535,000

Gross margin	2,195,000	2,134,000
Selling & administrative	766,000	826,000
Interest expense	612,000	581,000

Operating income	817,000	727,000
Interest & other income	23,000	44,000
Minority interest	($251,000)	($238,000)

Income before income taxes	589,000	533,000
Income tax expense	219,000	197,000

Net income	$370,000	$336,000

Earnings per common share:
Basic	$0.09	$0.09

Assuming dilution	$0.07	$0.07

Balance Sheet Data

	3/31/2004	3/31/2003
Cash	$10,062,000	$11,341,000
Restricted cash	$50,000	$50,000
Current assets	$13,163,000	$14,483,000
Total assets	$45,143,000	$46,729,000
Current liabilities	$8,087,000	$7,110,000
Shareholders’ equity	$15,562,000	$14,467,000